Exhibit 3(a)(6)

RESTATED CERTIFICATE OF INCORPORATION OF
LIFEPOINT, INC.


It is hereby certified that:

1. (a) The present name of the corporation (hereinafter called the "Corporation") is LifePoint, Inc.

	(b) The name under which the Corporation was originally incorporated is U.S. Drug Testing, Inc.; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is October 8, 1992.

2. The provisions of the certificate of incorporation of the Corporation, as herein and as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of LifePoint, Inc., without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth except for the deletion of the name and address of the incorporator and except that paragraph B.1 of Article FOURTH thereof has been deleted and the remaining paragraphs renumbered because of the conversion or redemption of all shares of the Series A 10% Cumulative Convertible Preferred Stock.

3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 242 & 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

		"Restated Certificate of Incorporation

				    of

				LifePoint, Inc.

	FIRST: The name of the Corporation (hereinafter called the " Corporation") is LifePoint, Inc.

	SECOND: The address, including street number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

	THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

	FOURTH: A. The total number of shares of stock (hereinafter referred to as the "Capital Stock") which the Corporation shall have authority to issue is 78,000,000, all of which shares shall have the par value of $.001 per share, and the Capital Stock shall be divided into two classes:

		1.      3,000,000 of the shares shall be Preferred Stock.

		2.      75,000,000 of the shares shall be Common Stock.

		B. The relative rights, powers, privileges, preferences, participations, qualifications, limitations and restrictions of the classes of the Capital Stock are as follows:

		1. Preferred Stock.

		(a) Designation of Series. With respect to the Preferred Stock, the Board of Directors of the Corporation is authorized, subject to the limitations prescribed by the GCL and the provisions of this subparagraph Fourth B.1, to provide for the issuance of the shares of the Preferred Stock in series and, by filing a certificate pursuant to the GCL, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof;

		(b) Priority. Each series into which the Preferred Stock shall be subdivided by the Board of Directors subsequent to the date hereof, as herein provided, shall, to the extent of its relative rights, powers and preferences, be senior to the Common Stock and each subsequently created series of the Preferred Stock unless a provision is otherwise made by the Board of Directors;

		(c) Board Designation. The authority of the Board of Directors with respect to each series of the Preferred Stock shall include, but not be limited to, determination of the following:

		(i) The number of shares constituting that series and the distinctive designation of that series;

		(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

		(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

		(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

		(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

		(vi) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

		(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

		(viii) Any other relative rights, preferences and limitations of that series.

		(d) Dividends. Dividends on the outstanding shares of the Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of the Common Stock with respect to the same dividend period.

		(e) Preference on Liquidation. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to the holders of shares of the Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of the Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

		2. Common Stock.

		(a) Designation and Dividends. The Common Stock shall be designated "Common Stock." Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available for the payment of dividends.

		(b) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the prior rights of creditors and after the holders of any then outstanding series of the Preferred Stock shall have been paid in full amounts to which they shall be entitled, or an amount sufficient to pay the aggregate amount to which the holders of any then outstanding series of the Preferred
		Stock shall be entitled shall have been deposited with a bank or trust company having a capital surplus and undivided profits of at least $25,000,000 as a trust fund for the benefit of the holders of any then outstanding series of the Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock. For the purposes of this subparagraph Fourth B.2 (b), the consolidation or merger of the Corporation with any other corporation or corporations shall not be deemed a liquidation or dissolution of the Corporation.

		(c) Voting Right. Each holder of the Common Stock shall be entitled to one vote per share thereof held upon all matters.


		3. Definitions.

		(i) The term "Business Day' shall mean any day on which national banks in the City of Los Angeles, State of California are open.

		(ii) The term "Common Stock" shall mean the Corporation's currently authorized Common Stock and any shares into which such Common Stock may hereafter be changed."

	FIFTH:  The corporation is to have perpetual existence.

	SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
	Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

	SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

		1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be not less than three (3) nor more than nine (9). The exact number of directors shall be determined from time to time by a majority of the whole Board and such number shall be five (5) until otherwise determined by a resolution adopted by the majority of the whole Board. In the event that the number of directors is increased by such a resolution of the whole Board, the vacancy or vacancies so resulting shall be filled by a vote of a majority of the directors then in office. No decrease in the number of directors shall shorten the term of any incumbent director. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

		2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

		3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

		4. The Board of Directors shall be divided into three (3) classes as nearly equal in number as possible, with the term of office of Class A expiring at the annual meeting of stockholders in 2001, of Class B expiring at the annual meeting of stockholders in 2002, and of Class C expiring at the annual meeting of stockholders in 2003. At each annual meeting of stockholders beginning with the annual meeting of stockholders held in 2001, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. When the number of directors is changed, any newly created directorships or any decreases in directorships shall be so apportioned among the classes as to make all classes as nearly equal in numbers as
		possible.   When the number of directors is increased by the
		Board of Directors and the resultant vacancies are filled by the Board of Directors, such additional directors shall serve only until the next annual meeting of stockholders, at which time they shall be subject to election and classification by the stockholders. In the event that any director is elected by the Board to fill a vacancy, which occurs as a result of the death, resignation or removal of another director, such director will hold office until the annual meeting of stockholders at which the director who died, resigned or was removed would have been required, in the regular order of business, to stand for re-election, even though such term may thereby extend beyond the next annual meeting of stockholders. Each director who is elected as provided in this paragraph 4 of Article SEVENTH shall serve until his or her successor is duly elected and qualifies.

	EIGHT: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

	NINTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

	TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH."

Signed on August 30, 2000


/s/ Robert W. Berend
    Robert W. Berend
    Secretary